UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 1, 2006

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Blast Energy Services, Inc.
(Exact name of registrant as specified in its charter)

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California (State or Other Jurisdiction of Incorporation)
333-64122 (Commission File Number)	22-3755993 (I.R.S. Employer Identification No.)
14550 Torrey Chase Boulevard, Suite 330 Houston, Texas (Address of Principal Executive Offices)	77014-1022 (Zip Code)

(281) 453-2888
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁪ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁪ Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

⁪ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁪ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, in July 2004, Gryphon Master Fund, L.P. (“Gryphon”) filed suit in state district court in Dallas County, Texas against Blast Energy Services, Inc. (the “Company”) alleging, among other things, breach of contract and securities fraud by the Company relating to an investment made by Gryphon in the Company. In February 2005, the Company entered into an Agreed Judgment and Order of Severance which settled all breach of contract claims relating to the delay by the Company in registering common stock issued by the Company to Gryphon in connection with the investment. The remaining claims were abated until September 30, 2005. On March 6, 2006, Gryphon made a settlement demand on the Company for $2.1 million, which it purported to represent the actual damages it had sustained. Blast filed a counterclaim in April 2006 for conversion and fraud by Gryphon for engaging in hedging transactions during its share holding period to enlarge the number of shares to which it was entitled in the event of price resets under the agreement between the parties.

On September 1, 2006, the Company made a cash payment of $550,000 to Gryphon in full settlement of the claims between the parties.  Per the terms of the settlement, Blast will contemporaneously receive an executed release of judgment from Gryphon, who will file the necessary legal documents with the court to have all claims dismissed.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.
None

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLAST ENERGY SERVICES, INC. (Registrant)
Dated: September 5, 2006	By:	/s/ David M. Adams
David M. Adams
Chief Operating Officer

Dated: September 5, 2006	By:	/s/ John O’Keefe
John O’Keefe
Chief Financial Officer